FOR IMMEDIATE RELEASE
For More Information:
Jim Delamater, President & CEO Northeast Bank, 500 Canal Street, Lewiston, ME 04240 www.northeastbank.com	1-800-284-5989 ext. 3569 jdelamater@northeastbank.com

Northeast Bancorp Announces 3rd Quarter Earnings
and Quarterly Dividend

Lewiston, MAINE (April 24, 2007) - Northeast Bancorp (AMEX: NBN), the parent company of Northeast Bank, reported earnings for the quarter ended March 31, 2007 of $524,967, or $0.21 per diluted share, as compared to earnings for the same period last year of $873,741, or $0.35 per diluted share. Earnings for the nine-month period ended March 31, 2007 were $1,396,991, or $0.57 per diluted share, representing a decrease of 53% from earnings for the same period last year which were $2,987,034, or $1.17 per diluted share.

The decrease in earnings resulted primarily from the continued themes of decreased net interest income, primarily attributable to a compression of net interest margin, and higher operating expenses, primarily attributable to the Company’s expansion strategies to grow noninterest income. Core deposit growth has been adversely affected by area competition and by significantly higher rates offered in regional and national markets, as well as via the Internet. Consequently, the cost of funds is increasing more rapidly than the yield on earning assets.

“Growing core bank earnings continues to be a challenge,” said Jim Delamater, President and CEO of Northeast Bancorp. “But, still, we are experiencing excellent growth in our noninterest income, which now represents in excess of approximately 30% of total income. Our focus on the sale of multiple financial products and services to our customers provides our organization with a high level of product and income diversity.”

“In addition, we’ve enhanced our ability to provide outlets for competitive loan products that effectively serve both the commercial and the consumer customer, resulting in significant increases in our gain on loan sales,” continued Delamater.

In light of the ongoing flat interest rate environment, the Company continued to experience growth in noninterest income, specifically in the areas of gain on loan sales and trust, investment, and insurance income, partially offsetting a decrease in net interest income. Total noninterest income increased to $2,471,977 for the quarter ended March 31, 2007, as compared to $1,844,476 for the same period in 2006, an increase of 34%.

During the past quarter, the Company also reported it acquired Southern Maine Insurance Agency, located in Scarborough, Maine, which added $3.6 million in projected policy premiums and brought the number of insurance offices to eleven.

In addition, the Board of Directors declared a dividend of $0.09 per share payable on May 25, 2007 to shareholders of record as of the close of business on May 4, 2007. As of March 31, 2007, Northeast Bancorp had total assets of approximately $562 million. Northeast Bancorp common shares trade on the American Stock Exchange with approximately 2.4 million shares outstanding and, as of March 31, 2007, had a book value of $16.97 per share, an increase from $16.08 at the end of the same period last year.

Delamater said, “We continue to be mindful of the quality of our balance sheet and the integrity of our pricing strategies. It is our belief that our value is derived by the strength of our revenue streams, our balance sheet and credit quality, and foremost, our ability to serve our markets from 23 retail outlets and deliver a broad range of financial products and services, including investment, insurance, wealth management, with traditional banking at our core. We truly have created a full-service financial institution.”

Northeast Bancorp, headquartered at 500 Canal Street, Lewiston, ME 04240, is the holding company for the Maine-based Northeast Bank, founded in 1872. Northeast Bank, together with its wholly-owned subsidiary, Northeast Bank Insurance Group, Inc., operates retail and insurance outlets in western, central, and mid-coastal Maine and derives its income from a combination of traditional banking services and non-traditional financial products and services including insurance and investments.

Management encourages present and prospective shareholders to contact President and CEO Jim Delamater directly to discuss the Company, its products and services, and ongoing efforts to develop shareholder value. He can be reached at jdelamater@northeastbank.com or toll free at 1-800-284-5989. Management also suggests that any person wishing to utilize the services of Northeast Bancorp or its subsidiaries or interested in learning more about the Company can access its web site at www.northeastbank.com.

This communication contains certain “forward-looking statements”. Although the Company believes that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and other factors. These statements speak only as of the date of this report and we do not undertake any obligation to update or revise any of these forward-looking statements to reflect events or circumstances occurring after the date of this communication or to reflect the occurrence of unanticipated events. For a more complete discussion of certain risks and uncertainties affecting the Company, please see "Item 1. Business Forward-Looking Statements and Risk Factors" set forth in the Company's Form 10-K for the year ended June 30, 2006.

Customer access to securities is provided through Commonwealth Financial Network, Member NASD/SIPC. Important information--Securities, annuities, and insurance products are not deposit products, not FDIC insured, are subject to investment risk, including the possible loss of principal, and are not an obligation of or guaranteed by the Bank.

NORTHEAST BANCORP
(Dollars in Thousands, Except Per Share and Shares Outstanding Data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	March 31,		%	March 31,		%
	2007	2006	Change	2007	2006	Change
Selected financial information

Income statement data:

Interest income	$8,738	$8,610	1%	$26,662	$26,057	2%
Interest expense	5,028	4,181	20%	14,969	12,163	23%
Net interest income	3,710	4,429	-16%	11,693	13,894	-16%
Provision for loan losses	200	325	-38%	876	926	-5%
Net interest income after
provision for loan losses	3,510	4,104	-14%	10,817	12,968	-17%
Gain on sale of loans	418	47	789%	659	214	208%
Gain on securities	8	2	300%	31	11	182%
Other noninterest income	2,046	1,796	14%	5,265	4,727	11%
Noninterest expense	5,265	4,692	12%	14,899	13,535	10%
Operating income before income tax	717	1,257	-43%	1,873	4,385	-57%
Income tax expense	192	383	-50%	476	1,398	-66%
Net income	$525	$874	-40%	$1,397	$2,987	-53%

Per share data:
Basic earning per common share	$0.21	$0.35	-40%	$0.57	$1.19	-52%
Diluted earnings per common share	$0.21	$0.35	-40%	$0.57	$1.17	-51%
Weighted average shares outstanding:
Basic	2,452,632	2,479,835	-1%	2,451,298	2,509,718	-2%
Diluted	2,471,476	2,509,369	-2%	2,471,156	2,543,791	-3%

Book value per share	16.97	16.08		16.97	16.08
Tangible book value per share	14.33	15.10		14.33	15.10

Net interest margin	2.91%	3.40%		2.97%	3.44%
Net interest spread	2.42%	2.97%		2.58%	3.11%
Return on average assets (annualized)	0.38%	0.63%		0.33%	0.70%
Return on equity (annualized)	5.13%	8.80%		4.55%	9.82%
Tier I leverage ratio (Bank)	8.65%	8.92%		8.65%	8.92%
Tier I risk-based capital ratio (Bank)	11.53%	11.98%		11.53%	11.98%
Total risk-based capital ratio (Bank)	12.78%	13.23%		12.78%	13.23%
Efficiency ratio	85%	75%		84%	72%
Nonperforming loans	4,570	8,226		4,570	8,226
Total nonperforming assets	4,570	8,227		4,570	8,227
Nonperforming loans as a % of total loans	1.07%	1.88%		1.07%	1.88%
Nonperforming assets as a % of total assets	0.81%	1.47%		0.81%	1.47%

	March 31,		%
	2007	2006	Change
Balance sheet highlights:

Available for sale securities, at market	$80,453	$83,492	-4%
Loans held for sale	5,049	358	1310%
Loans	425,682	437,080	-3%
Allowance for loan losses	5,756	5,447	6%
Total assets	562,113	561,036	0%

Deposits:
NOW and money market	64,274	71,747	-10%
Savings	21,484	27,271	-21%
Certificates of deposits	224,612	204,052	10%
Brokered time deposits	36,511	42,561	-14%
Noninterest-bearing deposits	35,565	37,766	-6%
Total deposits	382,446	383,397	0%

Borrowings	100,441	101,460	-1%
Shareholders' equity	41,622	39,303	6%

Shares outstanding	2,452,632	2,444,132	0%